Exhibit 5.2

CONSENT OF ENGINEER

301-121 Research Drive,

Saskatoon, SK S7N 1KS

Canada

To: NexGen Energy Ltd.

In connection with the Registration Statement on Form F-10 of NexGen Energy Ltd. (the “Registration Statement”), I, Paul O’Hara, P.Eng., hereby consent to the references in the Registration Statement to my name and to the inclusion of extracts from or summaries of content in the report entitled “Arrow Deposit, Rook I Project, Saskatchewan, NI 43-101 Technical Report on Feasibility Study”, dated effective February 22, 2021 (the “Report”) prepared by myself.

Dated: 23 February 2021

/s/ Paul O’Hara
Paul O’Hara, P.Eng.

Wood Canada Limited
301 – 121 Research Drive, Saskatoon, SK	www.woodplc.com
T-306-477-1155